CONCURRENT COMPUTER CORPORATION
                                  EXHIBIT 12

                        CONCURRENT COMPUTER CORPORATION


                       PRIMARY AND FULLY DILUTED EARNINGS PER SHARE COMPUTATION

                     (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED             SIX MONTHS ENDED

                                           DECEMBER 28,   DECEMBER 31,   DECEMBER 28,   DECEMBER 31,
                                           -------------  -------------  -------------  -------------
                                               1996           1995           1996           1995
                                           -------------  -------------  -------------  -------------

Net income (loss)                          $       2,695       ($2,557)       ($1,367)       ($6,189)
                                           =============  =============  =============  =============

Weighted average number of common shares          44,466        30,567         43,417         30,439

Increase in weighted average number of
  common shares upon assumed conversion
  of preferred stock                                  --            --             --             --

Increase in weighted average number of
  common shares upon assumed conversion
  of stock options                                   851            --             --             --
                                           -------------

  Total                                           45,317        30,567         43,417         30,439
                                           =============  =============  =============  =============

NET INCOME (LOSS) PER SHARE

Primary                                    $        0.06        ($0.08)        ($0.03)        ($0.20)
                                           =============  =============  =============  =============

Fully Diluted                              $        0.06        ($0.08)        ($0.03)        ($0.20)
                                           =============  =============  =============  =============

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